FOURTH AMENDMENT TO OFFICE LEASE AGREEMENT

This FOURTH AMENDMENT TO OFFICE LEASE AGREEMENT ("Amendment") is dated for references purposes only as of this 29 day of July, 2011, and is entered into by and between EMERYVILLE OFFICE, L.L.C., a Delaware limited liability company ("Landlord"), and ZIPREALTY, INC., a Delaware corporation ("Tenant"), with reference to the facts set forth in the Recitals below.

RECITALS:

A. Landlord (as successor to CA-Emeryville Properties Limited Partnership, as successor to EOP-Emeryville Properties, L.L.C.) and Tenant (as successor by merger to zipRealty, Inc. a California corporation) are parties to that certain Office Lease Agreement dated November 28, 2001 (the "Original Lease"), as amended by that certain: (i) First Amendment dated March 22, 2002 (the "First Amendment"); (ii) Second Amendment dated February 15, 2005 (the "Second Amendment"), and (iii) Third Amendment dated November 30, 2005 (the "Third Amendment") The Original Lease, as amended by the First Amendment, Second Amendment and Third Amendment, is hereafter the "Lease".

B. Pursuant to the Lease, Tenant currently leases from Landlord those certain premises commonly known as Suite 300 containing approximately 23,803 rentable square feet of space (the "Premises") within that certain building located at 2000 Powell Street, Emeryville, California (the "Building").

C. Capitalized terms which are used in this Amendment without definition have the meanings given to them in the Lease.

D. The Term of the Lease is scheduled to expire on January 31, 2012. Landlord and Tenant desire to amend the Lease in order to extend the Term, amend the amount of monthly installments of Base Rent payable by Tenant, and further amend the terms of the Lease, all upon and subject to the terms set forth below.

AGREEMENT:

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. New Term. Landlord and Tenant agree that the Term of the Lease is hereby amended such that the Term shall now expire on July 31, 2017 (the "New Term Expiration Date"). The period commencing retroactively on February 1, 2011 (the "New Term Commencement Date") and ending on the New Term Expiration Date, consisting of seventy-eight (78) months, shall hereafter be referred to as the "New Term." No such extension shall operate to release Tenant from liability for any amounts owed or defaults which exist under the Lease as amended hereby (the "Amended Lease") prior to the New Term Commencement Date.

2. Base Rent. Notwithstanding anything to the contrary in the Lease, effective as of the New Term Commencement Date, monthly installments of Base Rent for the Premises shall be retroactively adjusted effective as of February 1, 2011, and shall be payable by Tenant in accordance with the following schedule:

Period of New Term	Monthly Installments of Base Rent
2/1/11 – 1/31/12	$54,746.90*
2/1/12 – 1/31/13	$56,389.31
2/1/13 – 1/31/14	$58,088.99
2/1/14 – 1/31/15	$59,823.42
2/1/15 – 1/31/16	$61,618.12
2/1/16 – 1/31/17	$63,466.66
2/1/17 – 7/31/17	$65,370.66

*Tenant acknowledges that the foregoing schedule of monthly installments of Base Rent results in the restructuring and conditional forgiveness of Base Rent previously scheduled to be paid by Tenant under the Lease in the approximate amount of $60,876.16 (the "Forgiven Rent"). Landlord hereby agrees to retroactively abate Tenant's obligation to pay all of the monthly installments of Base Rent due during the first (1st) through sixth (6th) months of the New Term (i.e., February 1, 2011 through July 31, 2011) (the "Abatement Months") (such amount of abated Base Rent being hereinafter collectively referred to as the "Abated Amount"). During such Abatement Months, Tenant was still responsible for the payment of all other monetary obligations due under the Amended Lease during such Abatement Months, if any. Tenant acknowledges that default of any monetary obligation or material non-monetary obligation under the terms of the Amended Lease by Tenant under the Amended Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain. Therefore, should Tenant at any time during the New Term be in default after having been given notice and opportunity to cure, then, in addition to all of Landlord's other rights and remedies, the total unamortized sum of such Abated Amount and the Forgiven Rent (amortized on a straight line basis over the New Term) so conditionally excused shall become immediately due and payable by Tenant to Landlord; provided, however, Tenant acknowledges and agrees that nothing in this Section 2 is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant defaults under the Lease beyond any applicable notice and cure period.

Landlord and Tenant acknowledge and agree that for the period from February 1, 2011 through July 31, 2011, inclusive, Tenant nonetheless has paid Rent in an amount equal to $388,854.54 (the "Paid Surplus"). Accordingly, provided Tenant is not in default under the Amended Lease, Landlord shall apply the entire amount of the Paid Surplus as a credit against Tenant's monthly obligation to pay Base Rent due for the seventh (7th) through fourteenth (14th) months of the New Term until the Paid Surplus has been applied in full.

3. Expenses and Taxes; Base Year. For the period commencing with the New Term Commencement Date and continuing through the New Term, Tenant shall pay for Tenant's Pro Rata Share of Expenses and Taxes applicable to the Premises in accordance with the terms of the Amended Lease, provided, however, during the New Term, the Base Year for purposes of calculating Tenant's Pro Rata Share of Expenses and Taxes shall be calendar year 2011.

4. Condition of Premises. Landlord shall (i) upgrade the restrooms on the third (3rd) floor of the Building on a turn-key basis, at Landlord's sole cost and expense, using Building standard materials, finishes in accordance with the Restroom Plan attached hereto as Exhibit B (including installation of a full-length mirror in the women's restroom whether or not shown on Exhibit B); (ii) use commercially reasonable efforts to cure the existing water intrusion within the Premises (the "Water Intrusion Work"); and (iii) complete the Tenant Improvements (as that term is defined in the Work Letter attached hereto as Exhibit A) in accordance with the terms and conditions of the Work Letter, (collectively, "Landlord's Work"). Any and all changes to the Tenant Improvements and/or Landlord's approved specifications described in the Work Letter shall be subject to Landlord's prior written approval. Landlord's Work will take place in the Premises while Tenant is in occupancy thereof and paying rent under the Amended Lease. Tenant agrees to cooperate with Landlord and to make the Premises reasonably available to Landlord and its contractors for the performance of Landlord 's Work. Tenant acknowledges that some interruptions and/or interference with Tenant's business may occur during the course of Landlord 's Work, but agrees that no interruptions or inconveniences to Tenant or its business suffered as a result of Landlord 's Work shall constitute an eviction of Tenant from the Premises, whether constructive or otherwise, and Tenant shall in no event be excused from paying any rent that it is scheduled to pay pursuant to the Amended Lease. Landlord and Tenant shall cooperate and cause their respective employees, agents and contractors to cooperate with the other to expedite completion of Landlord's Work as well as to minimize any interference with Tenant's business operations in the Premises. Such cooperation by Tenant shall include, without limitation, moving, packing, and/or other temporary relocation of furniture and fixtures within the Premises at Tenant's expense. Tenant is currently in possession of the Premises and acknowledges and agrees that except as expressly provided in this Amendment and/or the Work Letter, Landlord shall not be obligated to refurbish or improve the Premises or to otherwise fund improvements for the Premises in any manner whatsoever in conjunction with the New Term, and Tenant hereby accepts the Premises in its "AS-IS" condition, subject to Landlord's elimination of water intrusion within the Premises.

Landlord hereby agrees that, subject to Tenant Delays and Force Majeure Delays (as each term is defined in the Work Letter) if the Water Intrusion Work is not completed on or before December 31, 2011, Tenant shall be entitled to an abatement of Monthly Base Rent equal to $0.25 per rentable square foot within the Premises (i.e. $5,590.75 per month, or prorated portion thereof for any partial month) from January 1, 2012 until the Water Intrusion Work is completed.

5. Letter of Credit; New Security Deposit. Within ten (10) business days following execution of this Amendment, Tenant shall either: (a) deliver to Landlord a security deposit in the sum of $200,000.00 in immediately available funds (the "New Security Deposit"); or (b) cause the Letter of Credit previously provided by Tenant to Landlord pursuant to Section 5 of the Third Amendment, to be renewed or extended, or a substitute Letter of Credit be provided, such that either such Letter of Credit shall (i) be increased to the amount of $200,000.00 and (ii) remain in place and shall expire no earlier than the New Term Expiration Date (or to such later expiration date, if the Term of the Lease is further extended pursuant to the exercise of any renewal option; it being an express condition precedent to the effectiveness of any extension of the New Term that Tenant shall provide Landlord with evidence, satisfactory to Landlord, that the Letter of Credit expiration date has been extended to a date no earlier than the date through which the New Term is extended). The New Security Deposit or increased Letter of Credit, as elected by Tenant, shall be held by Landlord as security for the full and faithful performance by Tenant of all the terms, covenants and conditions of the Amended Lease in accordance with Section 6 of the Original Lease. If Tenant elects to deliver the New Security Deposit to Landlord, then Landlord shall promptly return the existing Letter of Credit to Tenant. Provided that Tenant has not been in default (beyond applicable notice and cure periods) at any time prior to the applicable date for the reduction of the amount of the New Security Deposit or Letter of Credit (as applicable), Tenant shall be entitled to reduce the then current amount of the New Security Deposit or Letter of Credit amount (as applicable) on the dates and in the amounts set forth in the following schedule:

Reduction Date	Reduction Amount	New Security Deposit / LOC Amount Remaining Following Reduction
2nd anniversary of New Term Commencement Date	$40,000.00	$160,000.00
3rd anniversary of New Term Commencement Date	$40,000.00	$120,000.00
4th anniversary of New Term Commencement Date	$40,000.00	$80,000.00

In the event Tenant is eligible for a New Security Deposit or Letter of Credit reduction on any applicable reduction date indicated above, and provided Tenant is not in default under the Amended Lease, Landlord shall, as applicable, either (i) in the case of reducing the New Security Deposit, apply such reduction amount as a credit against Tenant's next installment of Base Rent payable under the Amended Lease, or (ii) in the case of reducing the amount of the Letter of Credit, at Tenant's cost, execute any documents reasonably requested by Tenant and the issuing bank to effectuate such reduction of the Letter of Credit.

6. Parking. During the New Term or until earlier termination of the Lease, Tenant and persons designated by Tenant may continue to utilize seventy (70) non-reserved parking spaces and one (1) reserved parking space in the Parking Facility pursuant to Section 11.01 of the Third Amendment. During the New Term, Tenant shall pay Landlord the prevailing monthly charges established from time to time for parking in the Parking Facility. The current charges for such parking spaces are: $75.00 per non-reserved parking pass per month and $140.00 per reserved parking pass per month. Regardless of the prevailing market parking rates, during the initial two (2) full years of the New Term, Tenant shall not be required to pay more than the current charges set forth in the immediately preceding sentence. No deductions from such monthly charges shall be made for days on which the Parking Facility is not used by Tenant. During the New Term, subject to availability, Tenant may continue to use additional non-reserved parking spaces on a month-to-month basis at the prevailing monthly charges established by Landlord from time to time..

7. Options. During the New Term, Tenant shall continue to have the one-time Right of First Offer granted pursuant to Section 11.04 of the Third Amendment with respect to the 23,803 rentable square feet of space known as Suite 400 on the fourth (4th) floor of the Building. Subject to Section 5 above, Landlord hereby grants to Tenant an Extension Option as further provided in Rider No. 1 and Rider No. 2 attached hereto and made a part hereof. Tenant acknowledges and agrees that except as otherwise provided herein, Tenant has no options and/or rights of first refusal and/or rights of first offer of any kind, to lease additional space, to further extend the New Term or to terminate the New Term early. Accordingly, Section 11.02 of the Third Amendment is hereby deleted in its entirety and rendered of no further force or effect.

8. Landlord's Addresses. Landlord's addresses for notices and payment of Rent are hereby amended as follows:

Landlord's Address:

Emeryville Office, L.L.C.
17901 Von Karman, Suite 950
Irvine, California 92614
Attn: SVP - Operations
Telephone: (949) 833-0400
Facsimile: (949) 955-9350

With copies to:

Emeryville Office, L.L.C.
c/o Property Manager
Watergate Towers
2200 Powell Street, Suite 120
Emeryville, CA 94608

For payment of Rent:

Emeryville Office, L.L.C.
P.O. Box 749671
Los Angeles, CA 90074-9671

For payment of Parking Charges:

ACE Parking Management
2200 Powell Street, Suite 120
Emeryville, CA 94608

9. Broker. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Aegis Realty Partners representing Tenant, and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Amendment other than Landlord's broker. If Tenant has dealt with any person or real estate broker with respect to this Amendment, then Tenant shall be solely responsible for the payment of any fee due said person, broker or firm and Tenant shall indemnify and hold Landlord free and harmless from and against any and all claims, losses, damages, costs, expenses, actions or causes of action, liability, or judgments with respect thereto, including attorneys' fees and court costs.

10. Representations and Warranties. Tenant hereby represents, warrants, and agrees that as of the date of execution of this Amendment and except for the existing water intrusion within the Premises: (1) there exists no known breach, default, or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default, or event of default by Landlord under the Lease; (2) the Lease continues to be a legal, valid, and binding agreement and obligation of Tenant; and (3) Tenant has no current offset or defense to its performance or obligations under the Lease.

11. Authority. Each signatory of this Amendment on behalf of Tenant represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

12. No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have each executed this Amendment as of the date first set forth above.

TENANT:

ZIPREALTY, INC.,
a Delaware corporation

By: [signature]
Title: CFO
Date: 28 July 2011

[SIGNATURE CONTINUED ON FOLLOWING PAGE]

LANDLORD:

EMERYVILLE OFFICE, L.L.C.,
a Delaware limited liability company

By: EMERYVILLE OFFICE HOLDINGS, L.L.C,
a Delaware limited liability company,
its Sole Member and Manager

By: LBA RIV-Company III, LLC,
a Delaware limited liability company,
its Operating Member

By: LBA REIT IV, LLC,
a Delaware limited liability company
its sole Member and Manager

By: LBA Realty Fund IV, L.P.,
a Delaware limited partnership,
its Sole Manager

By: LBA Management Company IV, LLC,
a Delaware limited liability company,
its General Partner

By: LBA Realty LLC,
a Delaware limited liability company,
its Manager

By: LBA Inc.,
a California corporation,
its Managing Member

By: [signature]
Name: Steven R. Briggs
Title: Authorized Signatory

For LBA Office Use Only: Prepared & Reviewed by: CR

EXHIBIT A

WORK LETTER

1. **TENANT IMPROVEMENTS**. As used in the Amendment and this Work Letter, the term **"Tenant Improvements"** or **"Tenant Improvement Work"** means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below.

2. **WORK SCHEDULE**. Within thirty (30) days after Landlord's receipt of Tenant's proposed Tenant Improvements to the existing floor plan, Landlord will deliver to Tenant, for Tenant's review and approval, a schedule (**"Work Schedule"**) which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements. The Work Schedule will set forth each of the various items of work to be done or approval to be given by Landlord and Tenant in connection with the completion of the Tenant Improvements. The Work Schedule will be submitted to Tenant for its approval, which approval Tenant agrees not to unreasonably withhold, and, once approved by both Landlord and Tenant, the Work Schedule will become the basis for completing the Tenant Improvements. All plans and drawings required by this Work Letter and all work performed pursuant thereto are to be prepared and performed in accordance with the Work Schedule. Landlord may, from time to time during construction of the Tenant Improvements, propose to modify the Work Schedule and shall present such proposal to Tenant to approve, which shall not be unreasonably withheld. If Tenant fails to approve the Work Schedule, as it may be modified after discussions between Landlord and Tenant within five (5) business days after the date the Work Schedule is first received by Tenant, the Work Schedule shall be deemed to be approved by Tenant as submitted.

3. **CONSTRUCTION REPRESENTATIVES**. Landlord hereby appoints the following person(s) as Landlord's representative (**"Landlord's Representative"**) to act for Landlord in all matters covered by this Work Letter: Bob Kubicheck.

Tenant hereby appoints the following person(s) as Tenant's representative (**"Tenant's Representative"**) to act for Tenant in all matters covered by this Work Letter: George Triano.

All communications with respect to the matters covered by this Work Letter are to be made to Landlord's Representative or Tenant's Representative, as the case may be, in writing in compliance with the notice provisions of the Amended Lease. Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Amended Lease.

4. **TENANT IMPROVEMENT PLANS**.

(a) **Preparation of Space Plans.** In accordance with a mutually acceptable Work Schedule, Tenant agrees to meet with Landlord's architect and/or space planner for the purpose of promptly preparing preliminary space plans for the layout of the Premises (**"Space Plans"**). The Space Plans are to be sufficient to convey the architectural design of the Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord's approval. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule. Tenant will then submit to Landlord for Landlord's approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord.

(b) **Preparation of Final Plans.** Based on the approved Space Plans, and in accordance with the Work Schedule, at Landlord's election, Landlord's architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Premises (collectively, the **"Final Plans"**). The Final Plans will be submitted to Tenant for signature to confirm that they are consistent with the Space Plans. If Tenant reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Tenant agrees to advise Landlord in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule. In accordance with the Work Schedule, Landlord will, subject to Section 4(c) below, then cause Landlord's architect to redesign the Final Plans incorporating the revisions reasonably requested by Tenant so as to make the Final Plans consistent with the Space Plans.

(c) **Requirements of Tenant's Final Plans.** Landlord will not unreasonably withhold its consent to changes in the Final Plans proposed by Tenant provided the Final Plans, as revised, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) be comprised of the Building standards set forth in the written description thereof (the **"Standards"**) or of at least equal quality as the Standards and approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable

insurance regulations ("**Laws**"); (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable but subjective discretion.

(d) **Submittal of Final Plans.** Once approved by Landlord and Tenant, at Landlord's election, Landlord's architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Landlord's architect, with Tenant's cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any costs resulting from the design and/or construction of such changes in excess of the Allowance. Tenant hereby acknowledges that any such changes will be subject to the terms of Sections 7 and 8 below. Landlord's approval of the Final Plans shall create no liability or responsibility on the part of Landlord for the completeness of such plans or their design sufficiency or compliance with Laws.

(e) **Changes to Shell of Building.** If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the "**Allowance**" described in Section 5 below.

(f) **Work Cost Estimate and Statement.** Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Landlord will submit to Tenant a written estimate of the cost (the "**Work Cost**") to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Premises are located (the "**Work Cost Estimate**"). Tenant will either approve the Work Cost Estimate or disapprove specific items and submit to Landlord revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Submission and approval of the Work Cost Estimate will proceed in accordance with the Work Schedule. Upon Tenant's approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the "**Work Cost Statement**"), Landlord will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 6 hereof. If the total costs reflected in the Work Cost Statement exceed the Allowance described in Section 5 below, Tenant agrees to pay one-half (½) of such excess, as Additional Rent, within five (5) business days after Tenant's approval of the Work Cost Estimate and the balance promptly upon completion of the Tenant Improvements. Throughout the course of construction, any differences between the estimated Work Cost in the Work Cost Statement and the actual Work Cost will be determined by Landlord and appropriate adjustments and payments by Landlord or Tenant, as the case may be, will be made within five (5) business days thereafter.

5. <u>PAYMENT FOR THE TENANT IMPROVEMENTS</u>.

(a) **Allowance**. Landlord hereby grants to Tenant a tenant improvement allowance of $10.00 per rentable square foot of the Premises (<u>i.e.</u>, $238,030.00 based on the Premises containing 23,803 rentable square feet of space) (the "**Allowance**"). The Allowance is to be used only for:

(i) Payment of the reasonable cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans. The Allowance will not be used for the payment of extraordinary design work not consistent with the scope of the Standards (i.e., above-standard design work) or for payments to any other consultants, designers or architects other than Landlord's architect, engineers and consultants except as noted in item (jj) below.

(ii) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(iii) Construction of the Tenant Improvements, including, without limitation, the following:

(aa) Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(bb) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises;

(cc) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hour air conditioning;

(dd) Any additional improvements to the Premises required for Tenant's use of the Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

(ee) All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Premises;

(ff) All plumbing, fixtures, pipes and accessories necessary for the Premises;

(gg) Testing and inspection costs;

(hh) Fees for the general contractor including, but not limited to, fees and costs attributable to general conditions associated with the construction of the Tenant Improvements which fees shall not include any Landlord markup or profit; and

(ii) Costs of Tenant's furniture, fixtures and equipment (in an aggregate amount not to exceed $4.00 per rentable square foot of space in the Premises); and

(jj) Fees for Tenant's preferred interior designer (in an amount not to exceed $1.00 per rentable square foot of space in the Premises).

(b) **Excess Costs**. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the Work Cost exceeds the Allowance, Tenant agrees to pay to Landlord such excess including the fee for Landlord's contractor within five (5) business days after invoice therefor (less any sums previously paid by Tenant for such excess pursuant to the Work Cost Estimate).

(c) **Changes**. If, after the Final Plans have been prepared and the Work Cost Statement has been established, Tenant requires any changes or substitutions to the Final Plans, any additional costs related thereto including the fee for Landlord's contractor are to be paid by Tenant to Landlord within ten (10) business days after invoice therefor without any Landlord markup. Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above and will, if necessary, require the Work Cost Statement to be revised and agreed upon between Landlord and Tenant in the manner set forth in Section 4(f) above. Landlord will have the right to decline Tenant's request for a change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above.

(d) **Governmental Cost Increases**. If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant agrees to pay Landlord the amount of such increase including the fee for Landlord's contractor within five (5) business days of Landlord's written notice; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance; provided, however, Tenant shall have the right to modify the Tenant Improvements in such a fashion so as to avoid any such governmental cost increases.

(e) **Unused Allowance Amounts**. Any unused portion of the Allowance upon completion of the Tenant Improvements will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Amended Lease unless Tenant has paid for excess costs as described in Sections 5(b), 5(c) or 5(d), in which case the unused Allowance may be applied toward such excess cost amounts and paid to Tenant; provided, however, any unused portion of the Allowance remaining as of December 31, 2012 will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Amended Lease.

6. <u>CONSTRUCTION OF TENANT IMPROVEMENTS</u>. Until Tenant approves the Final Plans and Work Cost Statement, Landlord will be under no obligation to cause the construction of any of the Tenant Improvements. Following Tenant's approval of the Work Cost Statement described in Section 4(f) above and upon Tenant's payment of the total amount by which such Work Cost Statement exceeds the Allowance, if any, Landlord's contractor will commence and diligently proceed with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Section 8 below) and Force Majeure Delays (as described in Section 9 below).

7. **<u>SUBSTANTIAL COMPLETION</u>.** The Tenant Improvements will be deemed to be "substantially completed" when Landlord has substantially performed all of the Tenant Improvement Work required to be performed by Landlord under this Work Letter, other than minor "punch-list" type items and adjustments which do not materially interfere with Tenant's access to or use of the Premises. Within ten (10) days after delivery of the Premises to Tenant, Tenant and Landlord will conduct a walk-through inspection of the Premises and prepare a written punch-list specifying those punch-list items which require completion, which items Landlord will thereafter diligently complete. Landlord agrees to use its commercially reasonable efforts to cause the Premises to be substantially completed on or before December 31, 2012. Tenant agrees that if Landlord is unable to substantially complete the Tenant Improvements on or prior to December 31, 2012, the Amended Lease will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting therefrom.

8. **TENANT DELAYS.** For purposes of this Work Letter, "Tenant Delays" means any delay in the completion of the Tenant Improvements resulting from any or all of the following: (a) Tenant's failure to timely perform any of its obligations pursuant to this Work Letter, including any failure to complete, on or before the due date therefor, any action item which is Tenant's responsibility pursuant to the Work Schedule delivered by Landlord to Tenant pursuant to this Work Letter, except for Tenant's submittal to Landlord of proposed Tenant Improvements; (b) Tenant's changes to Space Plans or Final Plans after Landlord's approval thereof; (c) Tenant's request for materials, finishes, or installations which are not readily available or which are incompatible with the Standards; (d) any delay of Tenant in making payment to Landlord for Tenant's share of the Work Cost; or (e) any other act or failure to act by Tenant, Tenant's employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.

9. **FORCE MAJEURE DELAYS.** For purposes of this Work Letter, "Force Majeure Delays" means any actual delay in the construction of the Tenant Improvements, which is beyond the reasonable control of Landlord or Tenant, as the case may be, including, without limitation, strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including, without limitation, failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, terrorism, bioterrorism, fire, earthquake, inclement weather including rain, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of the Amended Lease (but excluding delays due to financial inability).

10. **FREIGHT/CONSTRUCTION ELEVATOR.** Landlord will, consistent with its obligation to other tenants in the Building, if appropriate and necessary, make the freight/construction elevator reasonably available to Tenant in connection with decorating and furnishing the Premises. Tenant agrees to pay for any after-hours staffing of the freight/construction elevator, if needed.

EXHIBIT B

THIRD FLOOR RESTROOM PLAN



RESTROOM DEMOLITION AND FLOOR PLANS
DEMOLITION PLAN
FLOOR PLAN
RESTROOM FIXTURE PLAN
ELEVATION - LAVATORY COUNTER
RESTROOM REFLECTED CEILING PLANS
REFLECTED CEILING PLAN FLOORS 3, 8 & 10
REFLECTED CEILING PLAN FLOORS 1, 12, 14 & 16
REFLECTED CEILING PLAN FLOORS 1, 12, 14 & 16 (ALTERNATE PRICING PLAN)
WOMEN
MEN
SPECIFIC NOTES
PRICE ALTER. - TOILET/URINAL/FLUSH
PRICE ALTERNATES - LIGHTING
FIXTURE & ACCESSORY SCHEDULE
KEY NOTES
LIGHT SPECIFICATION
aai
architecture + interior design
RESTROOM UPGRADES
2000 POWELL STREET
EMERYVILLE, CA
FLOORS:1, 3, 8, 10, 12, 14, 16
TOILET DEMO/FLOOR/ FIXTURE/RCP PLANS
A-401

EXTENSION OPTION RIDER

RIDER NO. 1

This Rider No. 1 is made and entered into by and between EMERYVILLE OFFICE, L.L.C., a Delaware limited liability company ("Landlord"), and ZIPREALTY, INC., a Delaware corporation ("Tenant"), as of the day and year of the Amendment between Landlord and Tenant to which this Rider is attached. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Amendment. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Amended Lease to the contrary, the provisions set forth below shall be deemed to be part of the Amended Lease and shall supersede any inconsistent provisions of the Amended Lease. All references in the Amended Lease and in this Rider to the "Amended Lease" shall be construed to mean the Amended Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider.

1. Landlord hereby grants to Tenant one (1) option (the "Extension Option") to extend the New Term of the Amended Lease for an additional period of five (5) years (the "Option Term"), on the same terms, covenants and conditions as provided for in the Amended Lease during the New Term, except for the monthly Base Rent, which shall initially be equal to the "fair market rental rate" for the Premises for the Option Term as defined and determined in accordance with the provisions of the Fair Market Rental Rate Rider attached as Rider No. 2, subject to fair market annual rent adjustments during the Option Term.

2. The Extension Option must be exercised, if at all, by written notice ("Extension Notice") delivered by Tenant to Landlord no sooner than that date which is twelve (12) months and no later than that date which is nine (9) months prior to the expiration of the New Term. Provided Tenant has properly and timely exercised the Extension Option, the New Term shall be extended by the Option Term, and all terms, covenants and conditions of the Amended Lease shall remain unmodified and in full force and effect, except that the monthly Base Rent shall be as set forth above and in Rider No. 2, and except that there shall be no remaining Extension Options.

3. The Extension Option is personal to the original Tenant executing this Amendment and may be exercised only by the original Tenant executing this Amendment while occupying and leasing the entire Premises and without having assigned the Amended Lease or sublet any portion of the Premises, and/or without the intent of thereafter assigning the Amended Lease or subletting the Premises, and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Amendment. The Extension Option is not assignable separate and apart from the Amended Lease, nor may said Extension Option be separated from the Amended Lease in any manner, either by reservation or otherwise. The Extension Option is subject to all expansion and extension rights and other rights to lease, as applicable, which Landlord has granted to other tenants prior to the date of the Amendment. Tenant will have no right to exercise the Extension Option, notwithstanding any provision of the grant of option to the contrary, and Tenant's exercise of the Extension Option may be nullified by Landlord and deemed of no further force or effect, if (i) Tenant is in default of any monetary obligation or material non-monetary obligation under the terms of the Amended Lease (or if Tenant would be in such default under the Amended Lease but for the passage of time or the giving of notice, or both) as of Tenant's exercise of the Extension Option or at any time after the exercise of the Extension Option and prior to the commencement of the Option Term, or (ii) Landlord has given Tenant two (2) or more notices of default, whether or not such defaults are subsequently cured, during any twelve (12) consecutive month period of the Amended Lease. The Extension Option is hereby deemed an economic term which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the New Term.

FAIR MARKET RENTAL RATE RIDER

RIDER NO. 2 TO LEASE

This Rider No. 2 is made and entered into by and between EMERYVILLE OFFICE, L.L.C., a Delaware limited liability company ("Landlord"), and ZIPREALTY, INC., a Delaware corporation ("Tenant"), as of the day and year of the Amendment between Landlord and Tenant to which this Rider is attached. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Amendment. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Amended Lease and shall supersede any inconsistent provisions of the Amended Lease. All references in the Amended Lease and in this Rider to the "Amended Lease" shall be construed to mean the Amended Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider.

1. The term "fair market rental rate" as used in Rider No. 1 shall mean the annual amount per square foot, projected during the Option Term (including annual adjustments), that a willing, non-equity renewal tenant (excluding sublease and assignment transactions) would pay, and a willing, institutional landlord of a comparable quality office building located in the Emeryville, California area would accept, in an arm's length transaction (what Landlord is accepting in then current transactions for the Building may be used for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office buildings. All economic terms other than monthly Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above.

2. In the event where a determination of fair market rental rate is required under the Amended Lease, Landlord shall provide written notice of Landlord's determination of the fair market rental rate not later than ninety (90) days after the last day upon which Tenant may timely exercise the right giving rise to the necessity for such fair market rental rate determination. Tenant shall have ten (10) days ("Tenant's Review Period") after receipt of Landlord's notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. If within Tenant's Review Period Tenant reasonably objects to or is deemed to have disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together with their respective legal counsel to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Section 1 above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) days after the expiration of Tenant's Review Period. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the "Outside Agreement Date"), Tenant's Extension Option will be deemed null and void unless Tenant demands appraisal within five (5) business days thereof, in which event each party's determination shall be submitted to appraisal in accordance with the provisions of Section 3 below.

3. (a) Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be an M.A.I. certified real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial (including office) properties in the Emeryville, California area. The determination of the appraisers shall be limited solely to the issue of whether Landlord's or Tenant's last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements specified in Section 1 above. Each such appraiser shall be appointed within fifteen (15) days after the Outside Agreement Date.

(b) The two (2) appraisers so appointed shall within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

(c) The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord's or Tenant's submitted best and final fair

market rental rate, and shall notify Landlord and Tenant thereof. During such thirty (30) day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the appraisers jointly to question and respond to questions from the appraisers.

(d) The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Section 3(a) hereinabove, the appraiser appointed by one of them shall within thirty (30) days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord's or Tenant's submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such appraiser's decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option.

(e) If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of Alameda County to appoint a third appraiser meeting the qualifications set forth herein. The third appraiser, however, selected shall be a person who has not previously acted in any capacity for ether party.

(f) The cost of each party's appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(g) If the process described hereinabove has not resulted in a selection of either Landlord's or Tenant's submitted best and final fair market rental rate by the commencement of the applicable lease term, then the fair market rental rate estimated by Landlord will be used until the appraiser(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments of monthly Base Rent or other amounts if the appraisers select Tenant's submitted best and final estimate of the fair market rental rate. The parties shall enter into an amendment to the Lease confirming the terms of the decision.